Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 1, 2013
Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124
Athens, Greece

Re:	Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as counsel to Star Bulk Carriers Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company") in connection with the Company's registration statement on Form F-1 (File No. 333- ) (such registration statement as amended or supplemented from time to time, the "Registration Statement") as originally filed with the U.S. Securities and Exchange Commission (the "Commission") on May 1, 2013, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of up to 14,018,692 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), issuable upon the exercise of non-transferable subscription rights pursuant to the rights offering described in the Registration Statement, and the prospectus of the Company included in the Registration Statement (the "Prospectus").

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus; (ii) the Rights Certificate and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions

Star Bulk Carriers Corp.
May 1, 2013

hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that (i) the Rights have been duly authorized by the Company and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the shares of Common Stock to be sold by the Company upon the due exercise of the Rights as contemplated in the Prospectus have been duly authorized by the Company and when such shares are issued, sold and paid for as contemplated in the Prospectus, they will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,